UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITES EXCHANGE ACT OF 1934


Date of Report (Date of earliest events reported)   March 27, 2001
                                                  ------------------
                                                    March 27, 2001
                                                  ------------------


                      PUBLIC SERVICE COMPANY OF NEW MEXICO
             (Exact name of registrant as specified in its charter)


         New Mexico                                          85-0019030
 ---------------------------     Commission              ----------------------
(State or Other Jurisdiction     File Number 1-6986        (I.R.S. Employer
     of Incorporation)                       ------      Identification) Number)



  Alvarado Square, Albuquerque, New Mexico                      87158
  ----------------------------------------                      -----
  (Address of principal executive offices)                    (Zip Code)



                                 (505) 241-2700
                                 --------------
              (Registrant's telephone number, including area code)


                         ------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)



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Item 9.    Regulation FD Disclosure

The following is a press release issued by the Company on March 27, 2001 and is being filed herewith as a Regulation FD Disclosure.

                 PNM RAISES EARNINGS FORECAST FOR FIRST QUARTER

ALBUQUERQUE, N.M. March 27, 2001 -PNM, Public Service Company of New Mexico (NYSE:PNM), today announced it expects earnings for the first quarter 2001 will significantly exceed results for the comparable period last year. PNM first quarter 2001 earnings are now expected to be between $1.45 and $1.65 per diluted share, compared to earnings of 55 cents per diluted share in the first quarter of 2000.

PNM management expects full year earnings to be substantially higher than the company's previous forecast of $2.60 to $2.70 per share. The current First Call consensus estimate for PNM 2001 earnings is $2.62 per diluted share. PNM expects to revise its earnings guidance for the full year when first quarter results are announced on April 18, 2001.

The anticipated increase in first quarter earnings is primarily due to continued high prices in the wholesale power market, according to PNM Chairman, President and Chief Executive Officer Jeff Sterba.

"Although total wholesale sales are down so far this year compared to last year in terms of megawatt-hours (MWh), the higher prices that we began to see in the market during the second and third quarter of 2000 continue to boost revenues and earnings," Sterba said.

The quarterly earnings forecast of between $1.45 and $1.65 per diluted share represents a broader range than previous quarterly estimates because results are dependent upon trends in the wholesale power market. "Our estimates in the future will be much broader as the increased volatility of this commodity market makes it more difficult to project earnings as precisely as in the past," Sterba noted.

PNM wholesale power sales in January and February 2001 totaled 1,998,884 MWh, down 9.5 percent from the 2,207,624 MWh sold in the comparable months last year. Under the company's risk management practices, sales volume will generally decrease as price volatility increases.

PNM retail electric sales for January and February 2001 totaled 1,145,379 MWh, up 4.1 percent from the comparable two months in 2000. The increase in retail sales was primarily due to an increase in heating degree days in 2001 compared to the previous year and to continued growth in the company's New Mexico service territory.

PNM plans to announce first quarter 2001 earnings on April 18, 2001. A conference call for analysts and investors to discuss first quarter results with management is scheduled for the morning of April 19, 2001.


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

PNM is a combined electric and gas utility serving approximately 1.3 million people in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM stock is traded primarily on the NYSE under the symbol PNM.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Statements made in this filing that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the business of the Company are based upon current expectations and are subject to risk and uncertainties. The Company assumes no obligation to update this information.

Because actual results may differ materially from expectations, the Company cautions readers not to place undue reliance on these statements. A number of factors, including weather, fuel costs, changes in supply and demand in the market for electric power, the performance of generating units and transmission system, and state and federal regulatory and legislative decisions and actions, including rulings issued by the New Mexico Public Regulation Commission pursuant to the Electric Utility Industry Restructuring Act of 1999 and the recently enacted delay bill and in other cases now pending or which may be brought before the commission and any action by the New Mexico Legislature to further amend or repeal that Act, or other actions relating to restructuring or stranded cost recovery, or federal or state regulatory, legislative or legal action connected with the California wholesale power market, could cause the Company's results or outcomes to differ materially from those indicated by such forward-looking statements in this filing.




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


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
                                       PUBLIC SERVICE COMPANY OF NEW MEXICO
                                                    (Registrant)


Date:  March 27, 2001                             /s/ John R. Loyack
                                         ------------------------------------
                                                    John R. Loyack
                                         Vice President, Corporate Controller
                                             and Chief Accounting Officer
                                              (Officer duly authorized
                                                to sign this report)


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